                                                                Exhibit 10.4





                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement"), effective this 29th day of March, 1996 (the "Effective Date"), is entered into by and among Edward T. Reilly ("Executive"), Big Flower Press Holdings, Inc., a Delaware corporation (the "Company"), and Treasure Chest Advertising Company, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company ("Treasure Chest").

     WHEREAS, the Company and Treasure Chest each desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive, the Company and Treasure Chest have agreed and do hereby agree as follows:

     1. EMPLOYMENT. The Company does hereby employ Executive as President and Chief Operating Officer of the Company, and Treasure Chest does hereby employ Executive as Vice Chairman of the Board of Directors of Treasure
Chest. Executive does hereby accept and agree to such employment. Subject to the supervision and control of the Board of Directors and the Chief Executive Officer of the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities of his position, shall render such services on the terms set forth herein, and shall have the authority and responsibility commensurate with those positions PROVIDED, that Executive shall report solely to the Chief Executive Officer of the Company and PROVIDED FURTHER that all officers of the Company and its subsidiaries (other than the Chief Executive Officer and the General Counsel) shall report to Executive (or to a person who reports directly or indirectly to Executive). In addition, Executive shall have such other executive and managerial powers and duties with respect to the Company and its subsidiaries (including Treasure Chest) as may be assigned to him by the Company's Board of Directors or Chief Executive Officer, to the extent commensurate with his positions and status as set forth above. Executive also agrees to serve, if elected, as a director of the Company and each of its subsidiaries (including Treasure Chest). Executive agrees to devote all of his working time, attention and efforts to the Company and its subsidiaries (including Treasure Chest), PROVIDED, that nothing in this

Agreement shall preclude Executive from engaging, consistent with his duties and responsibilities hereunder, in charitable and community affairs, or from managing his passive personal investments. Executive's principal place of employment shall be the Company's principal executive offices.

     2. TERM OF AGREEMENT. The term ("Term") of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years; provided, however, that on the second anniversary of the Effective Date (and on each succeeding anniversary of the Effective Date during the Term), the Term shall automatically be extended by an additional year (unless Executive or the Company shall give the other at least thirty (30) days' notice to the contrary), so that as a result of each such extension the then remaining Term will be two (2) years.

     3.   COMPENSATION.

          (a) BASE SALARY. Treasure Chest shall pay Executive an initial annual base salary at the rate of $500,000 per year or such higher amount as the Company's Board of Directors may from time to time determine (the "Base Salary"), payable in equal biweekly installments or at such other time or times as Executive and the Company shall agree. The Base Salary shall be subject to discretionary increase by the Company, but shall not be decreased from the rate in effect at any time and from time to time during the Term.

          (b) PERFORMANCE BONUS. For the fiscal year of the Company ending December 31, 1996, Executive shall be entitled to receive from Treasure Chest a performance bonus (the "Fiscal Year 1996 Bonus") in the amount of $250,000 payable in a lump sum in cash on or before January 15, 1997. For each succeeding fiscal year of the Company, Executive shall be entitled to participate in the Treasure Chest Executive Incentive Plan or any similar or successor annual bonus plan of Treasure Chest or the Company (the "EIP") and to receive an annual performance bonus from Treasure Chest or the Company in accordance with the terms thereof, PROVIDED, that Executive's minimum target bonus under the EIP shall be not less than 50% of the Base Salary in effect at the time such target bonus is determined.

          (c) SIGNING BONUS. In order to compensate Executive for the value of stock options granted by his previous employer and forfeited in connection with his termination of employment therewith, Treasure

Chest shall pay Executive within five (5) business days after the Effective Date a lump sum in cash in the amount of $37,000.

          (d) STOCK OPTIONS. Pursuant to the prior approval of such grant by the Compensation Committee of the Board of Directors of the Company, Executive shall be granted incentive stock options (the "Options") qualified under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to purchase 200,000 shares of the common stock, par value $.01 per share, of the Company (the "Common Stock") under the Company's Restated 1993 Stock Award and Incentive Plan (the "Stock Plan"), PROVIDED, that to the extent that the number of the Options that qualify as incentive stock options shall be less than 200,000, the remaining Options that do not so qualify shall be non-qualified stock options. The date of grant of the Options shall be the Effective Date; the exercise price of the Options shall equal the closing price of the Common Stock on the Effective Date; the Options shall vest and become exercisable at the rate of 20% per year on December 31 of each of 1996, 1997, 1998 and 1999, with the remaining 20% to vest and become exercisable on the fourth anniversary of the Effective Date, provided that the Options shall become 100% vested and exercisable upon a Change in Control; and the Options shall expire upon the earlier to occur of (i) ten
(10) years from the Effective Date (the "Option Term") or (ii) except as otherwise provided in Section 4, ninety (90) days following the termination of Executive's employment with the Company and Treasure Chest. The Company and Executive shall enter into a stock option agreement substantially in the form set forth in Exhibit A hereto.

          (e) FRINGE BENEFITS. Executive shall be entitled to participate in any fringe, welfare and pension benefit and incentive programs adopted from time to time by the Company or Treasure Chest for the benefit of its executive employees. Without limiting the generality of the foregoing, Executive shall be entitled to the following such benefits:

               (1) CAR ALLOWANCE. Treasure Chest shall provide Executive a car allowance to cover the cost of purchasing or leasing a suitable vehicle and the cost of insuring and maintaining such vehicle in the aggregate amount of $1,000 per month.

               (2) SUPPLEMENTAL RETIREMENT BENEFIT. Executive shall be entitled to participate in the Treasure Chest Supplemental Executive Retirement Plan or any successor or replacement plan (the "SERP") maintained from time to time for the benefit of Treasure Chest's or the Company's senior executives.

               (3) REIMBURSEMENT FOR BUSINESS EXPENSES. The Company and/or Treasure Chest shall reimburse Executive for allreasonable and necessary expenses incurred by Executive in performing his duties for the Company and its subsidiaries (including Treasure Chest), PROVIDED, that the Company may provide Executive with the use of an apartment in New York City in lieu of reimbursement for hotel expenses.

     4.   TERMINATION OF EXECUTIVE'S EMPLOYMENT.

          (a) DEATH. In the event Executive's employment hereunder is terminated by reason of Executive's death, (i) Treasure Chest shall continue to pay the Base Salary to Executive's surviving spouse, and if there is no surviving spouse, to Executive's estate, through the end of the Term (ii) all outstanding equity incentive awards (including without limitation stock options granted under the Stock Plan) shall immediately vest and any then outstanding stock options or similar awards held by Executive shall remain exercisable for a period of one year from the date of death, or, if earlier, until the end of the Option Term and (iii) Treasure Chest shall pay to Executive's estate the Accrued Obligations (as defined below).

          (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness ("Disability"), Executive shall have been absent from the full-time performance of his duties with the Company and Treasure Chest for a period of six (6) consecutive months and, within thirty (30) days after written notice is provided to him by the Company, he shall not have returned to the full-time performance of his duties, Executive's employment under this Agreement may be terminated by the Company or Executive for Disability. During any period prior to such termination during which Executive is absent from the full-time performance of his duties with the Company and Treasure Chest due to Disability, Treasure Chest shall continue to pay Executive his Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy. Upon termination of Executive's employment for Disability, (i) Treasure Chest shall continue to pay Executive, or upon his death, his surviving spouse, or if there is no surviving spouse, his estate, his Base Salary through the end of the Term, offset by any amounts payable to Executive under any disability insurance plan or policy, (ii) all outstanding equity incentive awards (including without limitation stock options granted under the Stock Plan) shall immediately vest and any then outstanding stock options or similar awards held by Executive shall remain exercisable for a period of one year from the date of such termination or, if earlier, until the end of the Option Term and
(iii) Treasure Chest shall pay Executive the Accrued Obligations (as defined below).

          (c) TERMINATION FOR CAUSE. The Company may terminate Executive's employment under this Agreement for Cause at any time prior to expiration of the Term. As used herein, "Cause" shall mean acts of fraud, misappropriation or embezzlement committed by Executive and intended to result in substantial
personal enrichment at the expense of the Company.   Executive shall not be
deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company (the "Board") at a meeting of the Board (after reasonable notice to Executive and opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct described herein, and specifying the particulars thereof in full detail. In the event of termination for Cause, this Agreement shall terminate without further obligation by the Company or Treasure Chest, except for (i) payment of amounts of Base Salary and any fringe benefits accrued through the date of such termination (including accrued vacation) in accordance with Company and Treasure Chest policy and any bonus earned but unpaid under the EIP for any fiscal year of the Company ending prior to Executive's termination of employment (the "Accrued Obligations"), and
(ii) as otherwise may be provided under the terms of any outstanding equity incentive award.

             (d) TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE OR BY THE EXECUTIVE FOR GOOD REASON. If, whether before or after a Change in Control, (A) Executive's employment is terminated by the Company for any reason other than Executive's death or Disability or for Cause, or
(B) Executive terminates his employment for Good Reason, then (i) Treasure
Chest shall pay Executive as severance, within ten (10) business days following the date of such termination, a lump sum amount equal to two (2) times the sum of (x) Executive's then Base Salary plus (y) Executive's highest annual Performance Bonus in the three (3) year period immediately preceding such Change in Control, (ii) the Company and/or Treasure Chest shall pay Executive a lump sum amount equal to the present value of all other benefits otherwise payable or provided or which would vest through the then remaining Term under Section 3(e), (iii) all outstanding equity incentive awards (including without limitation stock options granted under the Stock Plan) shall immediately vest and any then outstanding stock options or similar awards held by Executive shall remain exercisable for a period of one year from the date of such termination or, if earlier, until the end of the Option Term and (iv) Treasure Chest shall pay to Executive the Accrued Obligations.

          (e) TERMINATION BY EXECUTIVE WITH NOTICE. Executive may terminate his employment hereunder upon thirty (30) days written notice to the Company without Good Reason, in which event this Agreement shall terminate without further obligation of the Company or Treasure Chest except for (i) payment of the Accrued Obligations and (ii) as otherwise may be provided under the terms of any outstanding equity incentive award.

          (f) EXCISE TAX GROSS-UP. In the event any of the payments hereunder shall become subject to the excise tax imposed under Section 4999 of the Code, or any similar or successor provision of federal, state or local law, Treasure Chest shall pay to Executive such additional amounts as may be necessary to fully offset the tax effects of such excise tax or taxes, in accordance with the procedures set forth in Exhibit B hereto.

          (g) NO MITIGATION REQUIRED. Executive shall not be required in any way to mitigate the amount of any payment or benefit provided for under this
Section 4, including, but not limited to, by seeking other employment, nor shall the amount of any payment or benefit provided for under this Section 4 be reduced by any compensation earned by Executive as the result of employment with or services provided to another employer after the date of Executive's termination of employment hereunder, or otherwise; provided, however, that in the event Executive shall, prior to the occurrence of a Change in Control, breach the provisions of Section 6(b) hereof, Treasure Chest shall have the right, in addition to any other remedies it may have with respect to such breach, to recoup a portion of any amounts paid hereunder or otherwise owing to Executive in either case for the period during which the breach exists equal to the amount of any compensation earned by Executive as the result of employment with or any other services provided to a Competitor of the Company (as defined below) during the period he is in violation of Section 6(b).

     5. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

          (a) GOOD REASON. "Good Reason" shall mean the occurrence of any of the following:

               (1) The Company's or Treasure Chest's material breach of any of the provisions of this Agreement, including without limitation the occurrence of any of the events described in subsections
     (2)-(4) of this Section 5(a);

               (2) Any material adverse alteration in Executive's titles, positions, status, duties or responsibilities with the Company or its subsidiaries or any failure to re-elect Executive to any such positions or the assignment to Executive of any duties or responsibilities inconsistent with Executive's positions and status as set forth in Section 1 above;

               (3) Executive's ceasing to be a member of the Company's Board of Directors for any reason other than Executive's death, Disability, resignation or refusal to stand for re-election to the Company's Board of Directors;

               (4) The Chief Executive Officer of the Company being an individual other than Theodore Ammon or Executive (other than on an interim or temporary basis or by reason of Executive's Disability);

               (5) Any reduction in Executive's annual Base Salary or annual or long term aggregate compensation and benefits opportunities;

               (6) Any relocation of the Company's principal executive offices outside of the New York metropolitan area; or

               (7) The Company's providing notice to Executive that it does not wish to have the Term automatically extended pursuant to Section 2.

          (b) CHANGE IN CONTROL. A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

               (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company; any trustee or other fiduciary holding securities under an employee benefit plan of the Company; or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership at such time of stock of the Company), is or becomes after the Effective Date the "beneficial owner" (as defined in Rule 13d-3 under the

     Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company) representing thirty-five percent (35%) or more of the combined voting power of the Company's then outstanding securities; or

               (ii) during any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in subparagraph (i), (iii) or (iv) of this Section 5(b)) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Board of Directors then still in office who either were members of the Board of Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

               (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other entity and, in connection with such merger or consolidation, individuals who constitute the Board of Directors immediately prior to the time any agreement to effect such merger or consolidation is entered into fail for any reason to constitute at least a majority of the board of directors of the surviving corporation following the consummation of such merger or consolidation; or

               (iv) the stockholders of the Company approve (a) a plan of complete liquidation of the Company or (b) an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

     6.   CONFIDENTIAL INFORMATION AND NON-COMPETITION.

          (a) CONFIDENTIALITY. Executive acknowledges that in his employment hereunder he will occupy a position of trust and confidence. Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Executive's unauthorized disclosure, dis-close to others or use, whether directly or indirectly, any Confidential Information regarding the Company, its subsidiaries or affiliates. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not disclosed by the Company and its subsidiaries or affiliates for financial reporting purposes and that was learned by Executive in the course of his employment by the Company and its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, its subsidiaries and affiliates, and that such information gives the Company, its subsidiaries and affiliates a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company, its subsidiaries or affiliates or prepared by the Executive during the term of his employment by the Company, its subsidiaries or affiliates.

          (b) NON-COMPETITION. During the Term (and, in the event Executive terminates his employment hereunder other than for Good Reason or Executive's employment is terminated by the Company for Cause, for a period of one (1)
year beyond the expiration of the Term), Executive shall not, directly or indirectly, without the prior written consent of the Company, provide consultative services or otherwise provide services to (whether as an employee or a consultant, with or without pay), own, manage, operate, join, control, participate in, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that is then a competitor of the Company, its subsidiaries or affiliates (including Treasure Chest) in any business other than book publishing or television or cable broadcasting (each such competitor a "Competitor of the Company"); provided, however, that the "beneficial ownership" by Executive, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Exchange Act, of not more than five percent (5%) of the voting stock of any publicly held corporation shall not alone constitute a violation of this Agreement and further provided the foregoing shall not prohibit Executive from rendering services to an entity that has interests in a business that is a Competitor of the Company where such business does not account for more than 25% of the gross revenues of such entity, or from owning not more than
5%
of the stock of such entity provided, in either case, that none of such services are rendered to the business that is a Competitor of the Company.
It is further expressly agreed that the Company will or would suffer irreparable injury if Executive were to compete with the Company or any subsidiary or affiliate inviolation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from competing with the Company or any subsidiary or affiliate of the Company in violation of this Agreement. Executive and the Company acknowledge and agree that the business of the Company is national in nature, and that the terms of the non-competition agreement set forth herein shall apply on a nationwide basis.

          (c) NON-SOLICITATION OF CUSTOMERS AND SUPPLIERS. During the Term (and, in the event Executive terminates his employment hereunder other than for Good Reason or Executive's employment is terminated by the Company for Cause, for a period of one (1) year beyond the expiration of the Term), Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates to divert their business to any Competitor of the Company.

          (d) NON-SOLICITATION OF EMPLOYEES. Executive recognizes that he will possess confidential information about other employees of the Company, its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company, its subsidiaries and affiliates. Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company, its subsidiaries and affiliates in developing their business and in securing and retaining customers, and will be acquired by him because of his business position with the Company and its subsidiaries or affiliates. Executive agrees that, during the Term (and, in the event Executive terminates his employment hereunder other than for Good Reason or Executive's employment is terminated by the Company for Cause, for a period of one (1) year beyond the expiration of the Term), he will not, directly or indirectly, solicit or recruit any employee of the Company, its subsidiaries or its affiliates for the purpose of being employed by him or by any Competitor of the Company on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company, its subsidiaries or affiliates to any other person.

          (e)  SURVIVAL OF PROVISIONS. The obligations contained in this
Section 6 shall, to the extent provided in this Section 6, survive the termination or expiration of Executive's employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 6 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

     7. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by fax or first-class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the respective persons named below:

     If to Company or           Big Flower Press Holdings, Inc.
     Treasure Chest:            3 East 54th Street
                                New York, New York 10022
                                ATTENTION: Corporate Secretary
                                Phone: (212) 521-1600
                                Fax: (212) 223-4074

     If to Executive:           Edward T. Reilly
                                To his address and fax number as shown
                                in the personnel records of the Company
                                or Treasure Chest

     Either party may change such party's address for notices by notice duly given pursuant hereto.

        8. DISPUTE RESOLUTION: ATTORNEYS' FEES. The Company, Treasure Chest and Executive agree that any dispute arising as to the parties' rights and obligations hereunder, other than with respect to Section 6, shall be resolved by binding arbitration before a private judge to be determined by mutually agreeable means, or if the parties fail so to agree, then before a panel of three arbitrators in New York City in accordance with the rules of the American Arbitration Association then in effect. The Company and/or Treasure Chest shall pay its own attorneys' fees in any such action or proceeding. In addition, Executive shall have the right, in addition to any other relief granted by such arbitrator (or by any court with respect to relief granted with respect to

Section 6), to attorneys' fees based on a determination by the arbitrator (or, with respect to Section 6, the court) of the extent to which Executive has prevailed as to the material issues raised in determination of the dispute.

     9. TERMINATION OF PRIOR AGREEMENTS. This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to Executive's employment and compensation by the Company.

     10. ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the "Company" shall refer to such successor.

     11. GOVERNING LAW. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of New York.

     12. WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment made to the Executive hereunder as may be required from time to time by law, governmental regulation or order.

     13. HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     14. WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

      15. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

     16. INDEMNIFICATION. (a) The Company and its subsidiaries (including Treasure Chest) shall indemnify and hold Executive harmless for acts and omissions in his capacity as an officer, director or employee of, or as a fiduciary acting at the request of, the Company and its subsidiaries (including Treasure Chest) to the maximum extent permitted under applicable law. In addition, following the termination of Executive's employment with the Company and Treasure Chest for any reason other than for Cause, to the extent the Company and/or Treasure Chest is then providing director and officer liability insurance to their respective directors and officers, the Company and/or Treasure Chest shall include Executive as a named insured under any applicable such policy with respect to actions undertaken by Executive while serving as a director, officer or fiduciary of the Company and/or Treasure Chest.

          (b) The Company and Treasure Chest shall be jointly and severally liable for all amounts due under this Agreement.

     17. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

    IN WITNESS WHEREOF, each of the Company and Treasure Chest has caused this Agreement to be executed by its duly authorized officer, and the Executive has hereunto signed this Agreement, as of the date first above written.


                                BIG FLOWER PRESS HOLDINGS, INC.


                                /s/ Theodore Ammon
                                By:  Theodore Ammon
                                Its: Chairman of the Board
                                     and Chief Executive Officer

                                TREASURE CHEST ADVERTISING COMPANY, INC.


                                /s/ Theodore Ammon
                                By:  Theodore Ammon
                                Its: Chairman of the Board
                                     and Chief Executive Officer


                                /s/ Edward T. Reilly
                                EDWARD T. REILLY

                                                                      Exhibit A

                      INCENTIVE STOCK OPTION AGREEMENT


    INCENTIVE STOCK OPTION AGREEMENT, dated as of the 21st day of March, 1996, by and between Big Flower Press Holdings, Inc., a Delaware corporation (the "Company"), and Edward T. Reilly (the "Optionee"), an executive of the Company and Treasure Chest Advertising Company, Inc., a Delaware corporation and a subsidiary of the Company ("Treasure Chest").

    Pursuant to the Company's Restated 1993 Stock Award and Incentive Plan (the "Plan") and the terms of that certain Employment Agreement, dated as of the date hereof, between the Company, Treasure Chest and Optionee (the "Employment Agreement"), the Compensation Committee of the Board of
Directors of the Company, the Administrator of the Plan (the "Committee"), has determined that the Optionee is to be granted an option (the "Option") to purchase shares of the Company's Common Stock, on the terms and conditions set forth herein, and hereby grants such Option. It is intended that to the extent permitted by law the Option constitute an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and otherwise a non-qualified stock option. Any capitalized terms not defined herein shall have their respective meanings set forth in the Plan.

    1. NUMBER OF SHARES AND OPTION PRICE. The Option entitles the Optionee to purchase 200,000 shares of the Company's Common Stock, par value $.01 per share (the "Option Shares"), at a price (the "Option Price") of $[ ] per share, which is equal to the closing price of the Common Stock on the date hereof as reported on the New York Stock Exchange.

    2. PERIOD OF OPTION. The term of the Option and of this Option Agreement shall commence on the date hereof (the "Date of Grant") and, unless the Option is previously terminated pursuant to this Option Agreement or the Employment Agreement, shall terminate upon the expiration of ten (10) years from the Date of Grant. Upon the termination of the Option, all rights of the Optionee hereunder shall cease.

    3. CONDITIONS OF EXERCISE. (a) Subject to acceleration in the circumstances set forth in the Employment Agreement, the Option shall vest and become exercisable at the rate of 20% per year on December 31 of each of 1996, 1997, 1998 and 1999, with the remaining 20% to vest and become exercisable on the fourth anniversary of the Effective Date.

          (b) Except as otherwise provided herein or in the Employment Agreement, the right of the Optionee to purchase Option Shares with respect to which this Option has become exercisable as herein provided may be exercised in whole or in part at any time or from time to time prior to the tenth anniversary of the Date of Grant.

    4. NONTRANSFERABILITY OF OPTION. Except as otherwise provided herein, the Option and this Option Agreement shall not be transferable. More particularly, but not by way of limiting the generality of the foregoing, except as otherwise provided herein, the Option may not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect.

    5. EXERCISE OF OPTION. The Option shall be exercised as provided in the Plan.

    6. TERMINATION FOR CAUSE. If the Optionee's employment with the Company is terminated for Cause (as defined in the Employment Agreement), the Option shall expire immediately.

    7. NOTICES. Any notice required or permitted under this Option Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Optionee at the address set forth in the Employment Agreement or such other address as the Optionee may designate in writing to the Company, or to the Company: Attention: Secretary (or his designee), at the Company's address or such other address as the Company may designate in writing to the Optionee.

    8. FAILURE TO ENFORCE NOT A WAIVER. The failure of the Company to enforce at any time any provision of this Option Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

    9. GOVERNING LAW. This Option Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

    10. INCORPORATION OF PLAN AND EMPLOYMENT AGREEMENT. The Plan and the Employment Agreement are hereby incorporated by reference and made a part hereof, and the Option and this Option Agreement shall be subject to all terms and conditions of the Plan and the applicable provisions of the Employ-ment Agreement.

    11. AMENDMENTS. This Option Agreement may be amended or modified at any time only by an instrument in writing signed by the parties hereto.

    12. RIGHTS AS A SHAREHOLDER. Neither the Optionee nor any successor in interest shall have any rights as a stockholder of the Company with respect to any shares of Common Stock subject to the Option until the date of issuance of a stock certificate for such shares of Common Stock.

    13. AGREEMENT NOT A CONTRACT OF EMPLOYMENT. Neither the Plan, the granting of the Option, this Option Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Optionee has a right to continue as an employee of the Company or any subsidiary or affiliate for any period of time or at any specific rate of compensation.

    14. INVESTMENT REPRESENTATION. Upon the exercise of all or any part of the Option, the Committee may require the Optionee to furnish to the Company an agreement (in such form as the Committee may specify) in which the Optionee shall represent that the shares of Common Stock to be acquired upon exercise of the Option are to be acquired for the Optionee's own account and not with a view to the sale or distribution thereof.

    15. AUTHORITY OF THE COMMITTEE. The Committee shall have full authority to interpret and construe the terms of the Plan and this Option Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

    IN WITNESS WHEREOF, the parties have executed and delivered this Option Agreement on the day and year first above written.


                                        BIG FLOWER PRESS HOLDINGS, INC.


                                        By ___________________________
                                        Its___________________________


                                        The undersigned hereby accepts and
                                        agrees to all the terms and provisions
                                        of the foregoing Option Agreement and to all the terms and provisions of the Plan and the Employment Agreement herein incorporated by reference.



                                        ____________________________________
                                                      Optionee

                                                                     EXHIBIT B

                              GROSS-UP PAYMENT

    In the event that any payment received by Executive or paid by the Company on behalf of Executive under this Agreement or under any other plan, arrangement or agreement with the Company or any person whose actions result in a change in control of the Company (provided that the Company approves of the arrangement pursuant to which the payment by such person is made to Executive) or any person affiliated with the Company or such person (collectively, the "Total Payments") will be subject to the excise tax (the "Excise Tax") imposed by section 4999 (or any successor provision) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained or to be retained by Executive, after deduction of any Excise Tax on the Total Payments and on any federal, state and local income, excise and/or other taxes upon the Gross-Up Payment provided for hereunder, shall be equal to the Total Payments.

    For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax (i) the Total Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments "within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the accounting firm (the "Auditors") that was, immediately prior to the Change in Control, the Company's independent auditors and reasonably acceptable to Executive the Total Payments (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and
(ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

    For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income and other taxes at the highest applicable marginal rate of taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income and other taxes at the highest applicable marginal rate of taxation in the state and locality of

Executive's residence or place of employment on the date the Gross-Up
Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and any other taxes. In the event that the Excise Tax is subsequently determined to be less than the amount originally taken into account hereunder, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and other taxes imposed on the Gross-Up Payment being repaid by Executive to the extent that such repayment results in an actual reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code (provided, however, that if all or any portion of the amount of any repayment made to Executive by any governmental entity shall be made at a higher rate of interest than that provided under section 1274(b)(2)(B) of the Code (the
"Higher Interest Rate Amount"), Executive shall also repay to the Company interest on the Higher Interest Rate Amount at a rate equal to the excess of such higher rate of interest over the rate provided under section 1274(b)(2)(B) of the Code). In the event that the Excise Tax is determined to exceed the amount originally taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions to tax payable by Executive with respect to such excess) at the time that the amount of such excess is finally determined. The parties agree that such excess will be considered to have been finally determined at the conclusion of Internal Revenue Service administrative appellate proceedings, unless the parties mutually agree to pay or settle such amount earlier, or agree to pursue an appeal further. Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments. In the event of an audit or other administrative or judicial proceeding relating to or arising from the issue of potential liability for the Excise Tax, the Company shall pay all attorneys' and accountants' fees and other costs reasonably incurred by Executive in connection with the audit or other proceeding to the extent such fees and costs relate to such liability, provided, that in the case of judicial or administrative proceedings, the Company consents to the pursuit of such proceedings.

    The Gross-Up Payment payable pursuant hereto shall be payable (or, as applicable withheld), in whole or in part as applicable, on the earlier of
(i) the date the Company is required to withhold the Excise Tax pursu-ant to section 4999 of the Code or (ii) the date Executive is required to pay the Excise Tax.

    Executive shall notify the Company of any audit or review by the Internal Revenue Service of Executive's federal income tax return for the year in which a payment under this Agreement is made within ten (10) days of Executive's receipt of such audit or review. In addition, Executive shall also notify the Company of the final resolution of such audit or review within ten (10) days of such resolution.


                                       3